Exhibit 99.32

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040 Telephone: (602) 437-5400 Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Bradley E. Larson Chief Executive Officer www.MeadowValley.com
Meadow Valley Establishes
$25 Million Credit Facility
     PHOENIX, ARIZONA, January 13, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that it has established a $25 million credit facility with CIT Construction of Tempe, Arizona. The new facility consists of a new $3 million revolving line of credit, a $5 million capital expenditure line of credit, and the refinancing of approximately $2 million of term debt for Meadow Valley, as well as a $10 million capital expenditure line of credit and a $5 million revolving line of credit, a portion of which was used to retire approximately $1.5 million of term debt, for the Company’s majority owned subsidiary, Ready Mix, Inc. (AMEX:RMX).
     “It gives us great pleasure to build our relationship with CIT. This new credit facility will help strengthen our bonding program, provide funding for planned equipment upgrades, and support our anticipated future growth,” said Brad Larson, CEO of Meadow Valley.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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